EXHIBIT 99.1

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST DECLARES
REGULAR QUARTERLY CASH DIVIDEND TO SHAREHOLDERS;
ANNOUNCES INCREASE IN NON-EARNING LOANS

Great Neck, New York - September 10, 2007 - BRT REALTY TRUST (NYSE:BRT) announced today that its Board of Trustees has declared its regular quarterly cash dividend of $.62 per share payable on October 2, 2007 to shareholders of record on September 24, 2007. Management advised its Board of Trustees at its September 10th meeting that it expects to recommend to the Board the declaration of a $.62 per share cash dividend at its December 10, 2007 Board Meeting for payment to shareholders on or about January 2, 2008.

BRT also announced the following with respect to its loan portfolio:

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Due to non-payment of interest due on August 1st and September 1st from borrowers on four first mortgage loans held by BRT in the aggregate original principal amount of $66,350,000, on which there is presently $44,785,000 outstanding, BRT will reclassify these loans as non-earning at the end of the current quarter (September 30, 2007), unless interest is paid currently prior to that date or other circumstances do not require such reclassification. Foreclosure actions are being or will be pursued with respect to each of these loans. Each of these four first mortgage loans are secured by an existing multi-family residential or hotel property, or unsold condominium units at said properties, located in Florida, that have converted or are being converted to condominium ownership. As a result of the widely reported weakness in the single family and condominium sales market, and the difficulty potential purchasers of residential condominium units are having in obtaining mortgage loans, the pace of sales has slowed considerably, and many BRT borrowers engaged in condominium conversions are being adversely affected.

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Of the $23,375,000 of non-earning loans reported by BRT at June 30, 2007, representing four first mortgage loans, two of the properties which secured mortgage loans with an aggregate principal balance of $11,597,000 were acquired by BRT in July and August 2007 one in foreclosure or one by deed in lieu of foreclosure and are now categorized as real estate owned. Subsequent to receiving the property by deed in lieu of foreclosure, BRT received a payment of $1,075,000 from a loan guarantor, which it expects to apply against the basis of the property acquired. There has also been a $750,000 partial paydown in the current quarter on a loan classified as non-earning as at June 30, 2007 as BRT foreclosed on marketable securities pledged by the borrower as additional collateral.

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As of this date, taking into account the $44,785,000 of loans referred to above and the two non-earning loans at June 30, 2007 still categorized as non-earning, BRT expects that it will have approximately $55,858,000 of non-earning loans at September 30, 2007, representing 21.6% of its gross loan portfolio and 16.6% of its total assets. The non-accrual of interest on these loans (assuming they remain in non-accrual status), offset by the net operating revenues expected to be generated from an operating property acquired by BRT by deed in lieu of foreclosure in the current quarter, will have the effect of reducing BRT’s revenues by approximately $1,881,000 during the September 30, 2007 quarter (the final quarter of its fiscal year) and by approximately $1,759,000 in succeeding quarters. With respect to each of these loans, income recognition will not resume as to any one of them unless and until the loan becomes contractually current and performance has recommenced substantially in accordance with the original payment terms or a workout satisfactory to BRT has been agreed upon with a borrower.

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The interest due on August 1, 2007 with respect to a $26,843,000 first mortgage loan secured by a multi-family residential property located in Arizona and held by a joint venture in which BRT is a 25% participant was only partially paid. Pursuant to a forbearance understanding with the borrower, if interest in full (the balance due at August 1, 2007 and the payment due September 1, 2007) is not paid by September 14, 2007 or another arrangement agreed upon by the joint venture with the borrower, the loan will be categorized by the joint venture as non-performing and a foreclosure will be commenced. If the loan is categorized as non-performing then, as long as it remains in non-accrual status, it will reduce equity in earnings from unconsolidated joint ventures during the September 30, 2007 quarter by approximately $248,000 and by approximately $297,000 in succeeding quarters.

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A $19,541,000 first mortgage loan secured by an existing multi-family residential property located in Florida, in the process of being converted to condominium ownership and in which BRT had a 50% pari passu participation interest, was repaid in full at the end of August, 2007.

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As is its usual procedure, management will examine the underlying property values of all non-performing and performing loans at the end of the current quarter and in connection with its year end audit to determine if any allowance for impairment in excess of allowances previously taken is required. Updated guidance with respect to additional allowances, if any, will be provided when determinations are made.

Jeffrey Gould, President and CEO of BRT commented that “all of the loans which are non-earning are first mortgage loans and the properties which serve as collateral for all these loans are properties which we are capable of taking over and operating.“ He further commented that “since our organization has experience and capability in real estate operations and management, the key for us is taking control of properties collateralizing non-earning loans as quickly as possible and, accordingly, we are diligently pursuing foreclosure actions and all other remedies which may be available to us.”

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding the January 2008 cash dividend, collateral securing the loans referred to in this release, allowances to be taken at year end, the ability of BRT to operate properties and the effectiveness of foreclosure proceedings. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions or variations thereof. Forward looking statements, including statements with respect to non-earning loans, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond registrants control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg - (516) 773-2750